UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 18, 2005

NESS ENERGY INTERNATIONAL, INC.
(Exact name of registrant as specified in its charter)

Washington	000-10301	91-1067265
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

4201 East Interstate 20, Willow Park, Texas 76087
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code:817-341-1477

(Former name, former address and former fiscal year, if changed since last report)

ITEM 4. MATTERS RELATED TO ACCOUNTANTS AND FINANCIAL STATEMENTS

Item 4.01 Changes in Registrant’s Certifying Accountant.

Summary

We have changed our accountants. The change was our determination, and part of our plan to appoint a new firm located closerer to us in Texas and with oil and gas accounting experience. The dismissal was in no way due to our dissatisfaction or any dispute with their firm (prior accountants), which we found to be both experienced and professional in our dealings. Further details below.

(a)	Dismissal of Former Accountants

(i)	We dismissed our former accountants. We confirmed the dismissal by letter January 19, 2005 to the former accountants, the firm of Rosenberg Rich Baker Berman & Company, P.A. (“Former Accountants”), confirming the client-auditor relationship had ceased.

(ii)	The Former Accountant’s prior report on the financial statements did not contain an adverse opinion or disclaimer of opinion, nor was modified as to uncertainty, audit scope , or accounting principles. More specifically, their report was for the year ended December 31, 2003. The Former Accountant’s Response Letter to this filing is attached or will be filed by amendment.

(iii)	The decision was approved by the Board of Directors.

(iv)	A. There were no disagreements with the Former Accountants, whether or not resolved, on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which, if not resolved to the Former Accountant’s satisfaction, would have caused them to make reference to the subject matter of the disagreement(s) in connection with their reports.

On January 25, 2005, the Company sent this Report to the Former Accountants, requesting they furnish the required letter concerning the statements in this Report. The Former Accountant’s Response Letter is attached or will be filed by amendment.

(b)	New Independent Accountants

On January 19, 2004, the Company engaged the firm of Whitley Penn, Texas, as independent auditors of the Company for the period ending December 31, 2004.

As to the Company’s two most recent fiscal years or subsequent interim period, the Company did not consult Whitley Penn regarding the application of accounting principles to a specific transaction, either completed or contemplated, or the type of audit opinion that might be rendered on the Company’s financial statements, nor did Whitley Penn provide advice to the Company, either written or oral, that was an important factor considered by the Company in reaching a decision as to any accounting, auditing or financial reporting issue. Further, during the Company’s two most recent fiscal years or subsequent interim period, the Company did not consult Whitley Penn on any matter that was the subject of disagreement or a reportable event.

ITEM 9.0 FINANCIAL STATEMENTS AND EXHIBITS

(a)	Exhibits

Item	Description
16	Letter from Former Accountants Responding to Report (attached)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned, hereunto duly authorized.

NESS ENERGY INTERNATIONAL, INC. (Registrant) BY: /S/ Sha Stephens —————————————— Sha Stephens, President (Principal Executive Officer) Date: 2/18/05